Exhibit (k)(3)

TRANSFER AGENT SERVICES AGREEMENT

This Transfer Agent Services Agreement (the “Agreement”) dated [ ], 2026, is between AMG BBH Asset-Backed Credit Fund, LLC (the “Fund”), a Delaware limited liability company, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and desires that Ultimus perform certain services. AMG Funds LLC is the Administrator of the Fund (the “Administrator”) and Brown Brothers Harriman Credit Partners, LLC serves as the investment adviser of the Fund (the “Adviser”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to act as the service provider for the services set forth in the Transfer Agent and Shareholder Services Addendum (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus agrees to perform the Services on the terms and conditions set forth in this Agreement.

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

2.2.

The Fund acknowledges and agrees that, except as provided in Section 2.1, Ultimus shall not be responsible to pay any expenses of the Administrator, the Adviser or the Fund, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers who are not affiliated persons of Ultimus; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of the Administrator or the Adviser to the Fund.

3.	Compensation

3.1.

The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the Transfer Agent and Shareholder Services Fee Letter attached to the Transfer Agent and Shareholder Services Addendum (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

3.2.

If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The Fund shall promptly pay Ultimus’ compensation for the preceding month.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.

In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due within thirty (30) business days after the day on which Ultimus provides to the Fund documentation which reasonably supports that the disputed charges were incurred in accordance with this Agreement and furtherance of the services provided by Ultimus under this Agreement and the Fund agrees in writing to such fees.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in the Fee Letter, the Fund agrees to reimburse Ultimus for its actual, reasonable and documented reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.

Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board of Directors (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.	The cost of electronic or other methods of storing records and materials;

4.4.

All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Fund;

4.5.

Any expenses Ultimus shall incur at the direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes; and

4.6.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”).

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

5.	Maintenance of Books and Records; Record Retention

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.

Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.

Ultimus agrees to furnish to the Fund, at the expense of the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly, upon the written request of the Fund, turn over to the Fund or destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense and solely with the express written consent of the Fund which is not to be unreasonably withheld or delayed, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	The Transfer Agent and Shareholder Services Addendum (the “Addendum”) shall become effective as of the date first written in the Addendum.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

8.	Term

8.1.

Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of two (2) years from the date first above written (the “Initial Term”).

8.2.	Renewal Terms. Subject to Section 8.3.C., immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. A party may also terminate the Agreement for good cause during a Renewal Term. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party’s willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement;

(3)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(4)

a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(5)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(6)	liquidation of the Fund.

B.

Out-of-Scope Termination. If the Fund demands services that are beyond the scope of this Agreement and/or the Fund’s investment strategy, structure, holdings, or other aspects of the Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement upon not less than 90 days’ prior written notice.

C.

End-of-Term Termination and Termination for Convenience. A party can terminate this Agreement at the end of the Initial Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term. Following the end of the Initial Term, a party may terminate this Agreement at any time without cause upon 90 days’ written notice.

D.

Early Termination. Any termination by the Fund other than termination under Section 8.3.A-C is deemed an “Early Termination.” If the Fund provides a notice of early termination, the Fund is subject to an “Early Termination Fee” equal to the prorated fee amount due to Ultimus through the end of the then-current term as calculated in the Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.

Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of receipt by the Fund of an invoice from Ultimus following the termination date provided in the notice of termination.

8.4.

No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Classes of Shares

In the event that the Fund establishes one or more classes of shares after the Agreement Effective Date, each such class of shares shall become, at the discretion of the Fund and Ultimus, a class of shares of the Fund under this Agreement and shall be added to the Fee Letter as appropriate.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)

performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)

operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services, provided, however, that Ultimus shall remain liable for any Losses arising out of its acts or omissions under this Agreement to the extent such Losses arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder;

(3)

any default, damages, costs, loss of data or documents, errors, delay or other loss whatsoever caused by events beyond Ultimus’ actual or constructive knowledge and reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third parties where Ultimus did not have actual or constructive knowledge of such corrupt, faulty or inaccurate data;

(4)	any error, action or omission by the Fund or other past or current service provider; and

(5)	any failure by the Fund to properly register the Fund’s shares in accordance with the Securities Act or any state blue sky laws.

B.

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Actions taken by Ultimus in reliance on the advice of such counsel, accountants, or other experts will be presumed to have been taken in good faith, which presumption may be rebutted by evidence.

C.

A copy of the Fund’s certificate of formation is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that the Fund’s organizational documents are executed on behalf of the Fund and not the shareholders individually and that the obligations of this instrument are not binding upon any of the officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund (as applicable).

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Fund has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months, except to the extent that any such Losses are attributable to Ultimus’ fraud, willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.

In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees’ own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A(1), (4), or (5).

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	Severability. The provisions and the obligations under this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, limited liability company, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

(1) as of the close of business on the Agreement Effective Date, the Fund has authorized unlimited shares, and, (2) as applicable, no shares of the Fund will be offered to the public until the Fund’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B)

It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to reasonably cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund is unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(C)

The Fund’s organizational documents are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)

Each officer of the Fund identified in writing by the Fund to Ultimus shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

13.	Insurance

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the organizational documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of the officers of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(C)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(D)

an accurate, current list of shareholders of the Fund, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(E)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act for the Fund, if applicable;

(F)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(G)	copies of the current distribution agreement for the Fund, if applicable;

(H)

contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(I)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any material amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation and contents of each prospectus of the Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

16.	Anti-Money Laundering and Investor Screening Services

With respect to the Fund’s offering and sale of interests, the Fund has requested that Ultimus, acting in its capacity as transfer agent, perform certain anti-money laundering and investor screening services as specified in the “Anti-Money Laundering and Investor Screening Services” listed in Appendix A (the “AML Services”). Ultimus will perform the AML Services in accordance with its anti-money laundering and investor screening procedures, which have been made available to the Adviser, Fund and/or their respective delegates. Except as otherwise specified in this Agreement, Ultimus does not warrant that the AML Services satisfy all anti-money laundering obligations of the Adviser, the Fund, and/or their respective delegates. The Fund acknowledge that it is ultimately responsible for ensuring that it is in compliance with its obligations under relevant AML Laws1 and Sanctions.2 Irrespective of the above, Ultimus acknowledges and agrees that the Adviser, the Fund and/or their respective delegates may reasonably rely on the accuracy and completeness of any information and records required to be provided and/or maintained by Ultimus in connection with its performance of the AML Services.

Ultimus has policies and procedures in place reasonably designed to ensure compliance with all applicable anti-bribery and anti-corruption laws, rules, and regulations, including, but not limited, to the U.S. Foreign Corrupt Practices Act (collectively, the “Anti-Corruption Laws”), and such policies and procedures shall be applied to all TA services and activities related to this Agreement. Based on implementation of its policies and procedures, to the best of its knowledge, in connection with this Agreement, Ultimus has materially complied and shall materially comply at all times during this Agreement with the Anti-Corruption Laws and have not engaged in commercial bribery (i.e., bribery involving solely private parties).

Ultimus agrees that it will, and will cause its officers, directors, employees, and agents to, in connection with this Agreement and the AML Services, (i) comply with Sanctions and AML Laws; (ii) not, directly or knowingly indirectly, cause any Person to be in violation of Sanctions; and (iii) promptly provide any documentation or other information requested by the Fund and/or its delegates as reasonably necessary or advisable in order to comply with AML Laws and Sanctions.

Ultimus understands and agrees that it, the Fund, and/or the Fund’s delegates may be obligated to “freeze” investor accounts (e.g., by prohibiting additional capital contributions from or repayments of repurchase proceeds to an investor) and, in some cases, report such action and disclose certain associated information to governmental authorities, self-regulatory organizations, and financial institutions in order to comply with its obligations related to AML Laws or Sanctions. Ultimus agrees to fully cooperate with any reasonable request by the Adviser, the Fund, and/or their respective delegates to take, and to consult with the Adviser, the Fund and/or their respective delegates prior to taking, any action to prohibit additional capital contributions, restrict distributions, or any other action reasonably necessary or advisable to comply with Sanctions and AML Laws.

[1]

“AML Laws” means all applicable laws and regulations related to money laundering, anti-terrorism, proceeds of crime, or financial record keeping administered or enforced by the United States, including without limitation the Bank Secrecy Act, as amended (including without limitation by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act)) and all other applicable rules and regulations promulgated by the U.S. Department of the Treasury’s Financial Crime Enforcement Network (“FinCEN”).

[2]

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United States government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of Commerce, or the U.S. Department of State, the United Nations, the European Union, any EU Member State, or HM’s Treasury of the United Kingdom.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

Ultimus hereby agrees that it maintains and will continue to maintain during the period of this Agreement, and that all AML Services provided by Ultimus pursuant to this Agreement shall be in accordance with, the internal policies, procedures, and controls administered and enforced by Ultimus reasonably designed to ensure ongoing compliance by Ultimus with Sanctions and AML Laws (“Internal Controls”) and that it shall, upon reasonable request, provide a certification in a form reasonably agreed to between the parties that the Internal Controls are in compliance with AML Laws and Sanctions. The Internal Controls include controls to monitor suspicious activities, and Ultimus will notify the Adviser, the Fund and/or their respective delegates in writing as soon as reasonably possible upon becoming aware of any activity that may be a violation of, or that may trigger reporting obligations under (such as mandatory suspicious activity reporting), any Sanctions or AML Laws.

Notwithstanding the foregoing notification provisions, Ultimus need not obtain the permission of the Adviser, the Fund or any of their respective delegates to report activity that, in Ultimus’ sole determination, may be a violation of, or that may trigger a reporting obligation under, any Sanctions or AML Laws; and Adviser, the Fund or any of their respective delegates need not obtain the permission of Ultimus to report activity that, in Advisor’s or Fund’s sole determination, may be a violation of, or that may trigger a reporting obligation under, any Sanctions or AML Laws.

Ultimus will retain all records relevant to the AML Services and to this Section 16 for as long as may be legally required, and at a minimum for five (5) years and will, upon reasonable request, promptly provide copies of the same to the Adviser, the Fund, and/or their respective delegates.

17.	Privacy and Confidentiality; Security Information Program

17.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to portfolio companies, investments, the Fund’s operations and performance, clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)

any information not contained in the public filings of the Fund concerning research activities and investments, portfolio composition, portfolio management techniques, plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning performance or valuations of portfolio companies, revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately. Confidential Information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

17.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

17.3.	Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information; and

(3)

The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

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Transfer Agent Services Agreement

17.4.

Security Information Program. Ultimus shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund and its shareholders. In addition, Ultimus has implemented and will maintain an effective information security program reasonably designed to protect Customer Information, which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Customer Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Customer Information, including identity theft; and (c) protect against unauthorized access to or use of such Customer Information that could result in substantial harm or inconvenience to the Fund or its shareholders (the “Security Information Program”). Ultimus shall promptly, and in no event more than 72 hours after a Security Breach (defined below), notify the Fund in writing of any breach of the Security Information Program, misuse or misappropriation of, or unauthorized access to, any Customer Information (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). In addition to, and without limiting the foregoing, Ultimus will promptly cooperate with the Fund to prevent, investigate, cease or mitigate any Security Breach. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

17.5.	Severability. This provision and the obligations under this Section 17 shall survive termination of this Agreement.

18.	[Reserved]

19.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

20.	Non-Solicitation

During the period this Agreement is in effect and for a period of twenty four (24) months thereafter, no party shall, without the prior written consent of the effected party, hire, solicit, induce, directly or through a third party, whether as a full–time or part–time employee, or as a consultant or otherwise, any employee, officer or consultant from the affected party. The parties agree that their respective obligations under this non-solicitation provision shall also be obligations of their affiliates (except that the Fund’s “affiliates”, for purposes of this section, shall be limited to those of its affiliates for which the Fund (including its directors and officers) has control over such affiliates’ hiring process). Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or any such affiliate from (A) making generalized searches for employees by use of general advertisements in the media (including trade media) or recruitment efforts by a recruitment agency that are not targeted specifically at employees of the effected party or (B) responding to any employee of the affected party who contacts the hiring party or any such affiliate regarding his or her own employment with the hiring party or such affiliate on his or her own initiative without any direct solicitation by the hiring party or such affiliate other than any generalized search or ordinary course practice referred to in clause (A) above.

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Transfer Agent Services Agreement

21.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Cincinnati, Ohio, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

22.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

If to the Fund:

AMG BBH Asset-Backed Credit Fund, LLC

Attn: Legal and Compliance

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Email: amgfcco@amg.com

With a copy to:

AMG Funds LLC

Attn: Legal & Compliance

680 Washington Blvd., Suite 500

Stamford, CT 06901

Email: amgfcco.com

If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

23.	General Provisions

23.1.

Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

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Transfer Agent Services Agreement

23.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

23.3.	Amendments. The parties may only amend, modify or waive all or part of this Agreement by written amendment or waiver signed by both parties.

23.4.	Assignments.

(A)

Except as provided in this Section 23.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to a party because of reorganization, recapitalization, or change of domicile of such party.

(C)

Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Fund at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

23.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

23.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

23.7.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

23.8.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

The parties duly executed this Agreement as of [ ], 2026.

AMG BBH Asset-Backed Credit Fund, LLC

By:
Name:
Title:

Ultimus Fund Solutions, LLC

By:
Name:	Gary Tenkman
Title:	Chief Executive Officer

AMG BBH Asset-Backed Credit Fund, LLC
Transfer Agent Services Agreement

Transfer Agent and Shareholder Services Addendum

for

AMG BBH Asset-Backed Credit Fund, LLC

This Transfer Agent and Shareholder Services Addendum (this “Addendum”), dated [ ], 2026, is between AMG BBH Asset-Backed Credit Fund, LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and is an integral part of the Transfer Agent Services Agreement dated [ ], 2026 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process shareholder purchase, repurchase, exchange and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable repurchase or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

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Transfer Agent and Shareholder Services Addendum	Page 1 of 6

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Fund with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.

AML Reporting. Ultimus agrees to provide Anti-Money Laundering and Investor Screening Services to the Fund’s direct shareholders domiciled in the United States and to operate the Fund’s customer identification program for these shareholders, including in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.

Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on Individual Retirement Accounts (“IRAs”), contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

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Transfer Agent and Shareholder Services Addendum	Page 2 of 6

4.	Dealer/Load Processing

To the extent that the Fund has a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.4.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in the Fund;

5.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies, if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	Fund Account Maintenance; Cash Deposits

To accommodate any cash balances maintained by the Fund, Ultimus will open and maintain one or more non-custodial, operating bank accounts in Ultimus’ name for the benefit of the Fund, and any interest income earned thereon shall be retained by Ultimus as a separate fee for its account maintenance services.

7.	uTRANSACT Web Services

7.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

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Transfer Agent and Shareholder Services Addendum	Page 3 of 6

8.	PLAID

8.1.	Provide online bank account verification services using third-party PLAID technology.

9.	Blue Sky Services

9.1.	Ultimus shall provide the Fund with state registration (blue sky) services.

10.	Other Services

10.1.

Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however, that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

11.	National Securities Clearing Corporation Processing

Ultimus will:

11.1.

process accounts through Networking and the purchase, repurchase, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

11.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

11.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

11.4.	maintain shareholder accounts through Networking.

12.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

13.	Digital Signature Authorization and Indemnification

The Fund authorizes Ultimus, in its capacity as transfer agent, to accept digital signatures in lieu of original handwritten signatures on account opening documentation and any other documents requiring a signature in connection with transfer agency services. Such authorization shall remain in effect until revoked in writing.

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Transfer Agent and Shareholder Services Addendum	Page 4 of 6

As a condition of Ultimus accepting any digital signature, each such signature must be accompanied by a valid digital signature security certificate and a complete audit history evidencing the authenticity and integrity of the signature.

The Fund agrees to indemnify, defend, and hold harmless Ultimus and its affiliates, officers, directors, managers, employees, and agents from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to Ultimus’ reliance on any digital signature reasonably accepted pursuant to this authorization, including but not limited to any claim that such signature was unauthorized, forged, altered, or otherwise invalid.

Signatures are located on the next page.

AMG BBH Asset-Backed Credit Fund
Transfer Agent and Shareholder Services Addendum	Page 5 of 6

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of [ ], 2026.

AMG BBH Asset-Backed Credit Fund, LLC

By:
Name:
Title:

Ultimus Fund Solutions, LLC

By:
Name:	Gary Tenkman
Title:	Chief Executive Officer

AMG BBH Asset-Backed Credit Fund
Transfer Agent and Shareholder Services Addendum	Page 6 of 6